Exhibit 99.1

NEWS RELEASE

Contact:	Ted Detrick, Investor Relations – (215) 761-1414
Matt Asensio, Media Relations – (860) 226-2599

CIGNA REPORTS STRONG FIRST QUARTER 2013 RESULTS, RAISES OUTLOOK

o	Consolidated revenues increased 21% to $8.2 billion in the first quarter.

o	Adjusted income from operations1 was $497 million, or $1.72 per share, which represents per share growth of 39% over first quarter 2012.

o	Shareholders’ net income was $57 million, or $0.20 per share, which includes an after-tax charge of $507 million related to the previously announced exit of the Run-off Reinsurance business.

o	Cigna grew its global medical customer base by 277,000 people in the first quarter.

o	The Company now estimates full year 2013 earnings, on an adjusted income from operations1,3 basis, to be in the range of $1.735 billion to $1.865 billion, or $6.00 to $6.45 per share.

BLOOMFIELD, CT, May 2, 2013 – Cigna Corporation (NYSE: CI) today reported first quarter 2013 consolidated revenues of $8.2 billion, an increase of 21% over the first quarter of 2012.  Revenues reflect growth in premiums and fees of 20% in Global Health Care, 36% in Global Supplemental Benefits and 12% in Group Disability and Life, driven by continued growth in our targeted customer segments.

“Cigna's strong first quarter results reflect continued execution of our strategy to deliver value to our customers and clients around the world,” said David M. Cordani, President and Chief Executive Officer.  “Our diversified portfolio of individual and employer-based solutions that focus on quality and affordability, positions us well for continued growth through 2013 and beyond.”

Cigna's adjusted income from operations1 for the first quarter of 2013 was $497 million, or $1.72 per share.  This result compares with $359 million, or $1.24 per share, for the first quarter of 2012.  Adjusted income from operations1 in the first quarter of 2013 reflects strong revenue growth, favorable operating expenses and medical costs, including favorable prior year reserve development in the Global Health Care business of $48 million after-tax, or $0.17 per share.

Cigna reported shareholders’ net income1 of $57 million, or $0.20 per share, for the first quarter of 2013, compared with shareholders’ net income1 of $371 million, or $1.28 per share, for the first quarter of 2012.  Shareholders’ net income1 included special items4 which generated losses of $558 million after-tax, or $1.93 per share in the first quarter of 2013, and $41 million after-tax, or $0.14 per share, in the first quarter of 2012.  Shareholders’ net income1 also included realized investment gains of $93 million after-tax, or $0.32 per share, in the first quarter of 2013.

The special items recorded in the first quarter of 2013, include an after-tax charge of $507 million related to our previously announced exit of the Run-off Reinsurance businesses, and an after-tax charge of $51 million related to a regulatory matter within our Disability business.

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and a reconciliation of adjusted income from operations1 to shareholders’ net income (dollars in millions, except per share amounts; customers in thousands):

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012

Total Revenues	$8,183	$6,754	$7,620

Consolidated Earnings
Adjusted income from operations1	$497	$359	$452
Net realized investment gains, net of taxes	93	12	15
GMIB results, net of taxes2	25	41	7
Special items, net of taxes4	(558)	(41)	(68)
Shareholders' net income1	$57	$371	$406

Adjusted income from operations1, per share	$1.72	$1.24	$1.57
Shareholders' net income1, per share	$0.20	$1.28	$1.41

	As of the Periods Ended
	March 31,		December 31,
	2013	2012	2012
Global Medical Customers	14,322	13,865	14,045

•	Cash and short term investments at the parent company were approximately $620 million at March 31, 2013 and $700 million at December 31, 2012.

•	As of May 2, 2013, the Company repurchased5 approximately 3.9 million shares of stock for approximately $250 million.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 2 for a reconciliation of adjusted income (loss) from operations1 to segment earnings (loss)1.

Effective in the fourth quarter of 2012, Cigna realigned its businesses to better leverage distribution and service capabilities for the benefit of our global clients and customers, which resulted in a change to Cigna's external reporting segments.  Results for all periods presented are now aggregated based on the nature of the products and services delivered, rather than the geographies in which we operate.

Global Health Care

This segment includes Cigna’s Commercial and Government businesses which deliver medical and specialty health care products and services provided to domestic and multi-national clients and customers on guaranteed cost, retrospectively experience-rated and service-only funding bases.  Specialty health care includes behavioral, dental, disease and medical management, stop-loss, and pharmacy-related products and services.

Financial Results (dollars in millions, customers in thousands):

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012

Premiums and Fees	$5,824	$4,869	$5,399
Adjusted Income from Operations1	$427	$296	$397
Adjusted Margin, After-Tax6	6.7%	5.5%	6.7%

Customers:
Commercial	13,848	13,431	13,596
Medicare and Medicaid	474	434	449
Medical	14,322	13,865	14,045

Behavioral Care	21,977	19,803	21,750
Dental	12,125	11,279	11,392
Pharmacy	6,922	6,584	6,772
Medicare Part D	1,213	1,268	1,264

•	Overall, Global Health Care results reflect continued growth in our targeted customer segments.

•
First quarter premiums and fees increased approximately 20% relative to first quarter 2012, due to an additional month of HealthSpring premium reflecting the timing of the acquisition on January 31, 2012, business growth, rate increases, and increased specialty penetration, partially offset by current medical business mix, reflecting a continued shift by clients to our Administrative Services Only (“ASO”) solutions.

•
First quarter 2013 adjusted income from operations1 reflects continued growth in targeted medical and specialty businesses, favorable prior year reserve development of approximately $48 million after-tax, compared to $41 million after-tax of favorable development in first quarter 2012, and improvement in the operating expense ratio.  First quarter 2013 results also reflect elevated medical and pharmacy costs for flu-related illness primarily impacting the Seniors business.

•
First quarter 2013 segment margins6 are higher than first quarter 2012 primarily as a result of continued growth in targeted medical and specialty businesses, as well as improvement in the operating expense ratio.

•	Global Health Care medical claims payable7 was approximately $1.8 billion at March 31, 2013 and $1.6 billion at December 31, 2012.

Global Supplemental Benefits

This segment includes Cigna’s supplemental health, life, and accident insurance, including Medicare supplement coverage, in the U.S. and in foreign markets, primarily in Asia.

Financial Results (dollars in millions, policies in thousands):

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012

Premiums and Fees	$604	$444	$592
Adjusted Income from Operations1	$55	$43	$38
Adjusted Margin, After-Tax6	8.6%	9.1%	6.1%

	As of the Periods Ended:
	March 31,		December 31,
	2013	2012	2012
Policies (excluding China joint venture)	11,586	8,847	11,436

•	First quarter 2013 premiums and fees grew 36% relative to first quarter 2012, reflecting recent acquisitions and attractive customer retention and business growth, primarily South Korea.

•
First quarter 2013 adjusted income from operations1 reflects the impact of strong customer retention and business growth as well as favorable claim experience and improvement in the operating expense ratio.

•	First quarter 2013 segment margins6 are higher than fourth quarter 2012 due to lower operating expenses.

•	First quarter 2012 adjusted income from operations1 also includes an after-tax benefit of $8 million related to the implementation of a capital management strategy.

•	The quarter over quarter increase in policies as of March 31, 2013 reflects the acquisitions of the Turkey joint venture and Great American Supplemental Benefits as well as business growth.

Group Disability and Life

This segment includes Cigna’s group disability, life, and accident insurance operations.

Financial Results (dollars in millions):

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012

Premiums and Fees	$858	$763	$804
Adjusted Income from Operations1	$49	$68	$56
Adjusted Margin, After-Tax6	5.2%	8.1%	6.4%

•	First quarter 2013 results benefited from premium and fee growth of 12%.

•	Adjusted income from operations1 and segment margins6 for the first quarter of 2013 reflect the effect of unfavorable claims experience, primarily in the disability business.

Other Segments

Adjusted income (loss) from operations1 for Cigna's remaining operations are presented below (dollars in millions):

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012

Run-off Reinsurance 2	$(1)	$(11)	$-
Other Operations	$21	$20	$19
Corporate	$(54)	$(57)	$(58)

•	During the first quarter of 2013, Cigna entered into a definitive agreement with Berkshire Hathaway to exit the Run-off Reinsurance businesses4.

OUTLOOK

•	Cigna increased its outlook for full year 2013 consolidated adjusted income from operations1,3 to be in the range of $1.735 billion to $1.865 billion, or $6.00 to $6.45 per share.

(dollars in millions, except per share amounts)	Full-Year Ended December 31, 2013

Adjusted income (losses) from operations1,3
Global Health Care	$1,465 to 1,555
Global Supplemental Benefits	160 to 180
Group Disability and Life	270 to 290
Ongoing Businesses	$1,895 to 2,025

Corporate and other	(160)
Consolidated	$1,735 to 1,865

Consolidated Adjusted income from operations, per share1,3	$6.00 to 6.45

Global medical customer growth	1% to 2%

•	Cigna’s outlook excludes the potential effects of additional prior year reserve development and future capital deployment5.

The foregoing statements represent management’s current estimate of Cigna's 2013 consolidated and segment adjusted income from operations1,3 as of the date of this release.  Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutus/investor-relations).  A link to the conference call, during which management will review first quarter 2013 results and discuss full year 2013 outlook, is available in the Investor Relations section of Cigna’s website (http://www.cigna.com/aboutcigna/investors/events/index.page).

Notes:

1.
Cigna measures the financial results of its segments using segment earnings (loss), which is defined as shareholders’ net income (loss) before net realized investment results.  Adjusted income (loss) from operations is defined as segment earnings (loss) excluding special items (which are identified and quantified in Note 4) and the results of Cigna's GMIB business.  Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss) and shareholders’ net income; see Exhibits 1 and 2 for reconciliations of the non-GAAP measure to the most directly comparable GAAP measures.

Effective December 31, 2012, Cigna made changes to external reporting segments to reflect the Company’s realignment of its businesses to leverage distribution and service delivery capabilities for the benefit of our global clients and customers.  Prior period amounts have been presented on a comparable basis.

2.
The Guaranteed Minimum Income Benefits (GMIB) business and Guaranteed Minimum Death Benefits business, also known as Variable Annuity Death Benefits (VADBe), are included in our Run-off Reinsurance operations. These businesses have been in run-off since 2000.

During the first quarter of 2013, Cigna entered into a definitive agreement with Berkshire Hathaway to exit the Run-off Reinsurance businesses, effective February 4, 2013.

3.
Information is not available for management to reasonably estimate (1) future net realized investment gains (losses) or (2) fair value changes in GMIB assets and liabilities; therefore, it is not possible to provide a forward-looking reconciliation of adjusted income from operations to shareholders’ income from continuing operations.  We expect that special items for 2013 may include potential adjustments associated with litigation and other items.  Information is not available for management to identify, or reasonably estimate additional 2013 special items.

4.	Special items included in shareholders’ net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, and the calculation of adjusted margins include:

First Quarter 2013
•	After-tax loss of $507 million related to the exit of the Run-off Reinsurance businesses.
•	After-tax loss of $51 million related to a regulatory matter within the Disability business.

Fourth Quarter 2012
•	After-tax loss of $68 million related to litigation matters.

First Quarter 2012
•	After-tax loss of $28 million related to transaction costs for the 2012 acquisition of HealthSpring.
•	After-tax loss of $13 million related to a litigation matter.

5.
Share repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when Cigna might otherwise be precluded from doing so under insider trading laws or because of self-employed trading blackout periods.

6.
Adjusted margins in this press release are calculated by dividing adjusted income from operations1 by segment revenues.  Segment margins including special items were (0.2%) for Group Disability and Life for the three months ended March 31, 2013, and 5.1% for Global Health Care for the three months ended March 31, 2012.

7.
Global Health Care medical claims payable are presented net of reinsurance and other recoverables.  The gross  Global Health Care medical claims payable balance was $2,000 million as of March 31, 2013 and $1,856 million as of December 31, 2012.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Cigna Corporation and its subsidiaries (the “Company”) and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors.  Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties.  These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made.  Forward-looking statements include, but are not limited to, the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s strategic initiatives, litigation and other legal matters, operational improvement initiatives in the health care operations, and the outlook for the Company’s full year 2013 and beyond results.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors.  Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.
health care reform legislation, as well as additional changes in state or federal regulation, that could, among other items, affect the way the Company does business, increase costs, limit the ability to effectively estimate, price for and manage medical costs, and affect the Company’s products, services, market segments, technology and processes;

2.
adverse changes in state, federal and international laws and regulations, including increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s businesses;

3.
risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, including disputes related to payments to health care professionals, government investigations and proceedings, tax audits and related litigation, and regulatory market conduct and other reviews, audits and investigations, including the possibility that the acquired HealthSpring business may be adversely affected by potential changes in risk adjustment data validation audit and payment adjustment methodology;

4.
challenges and risks associated with implementing improvement initiatives and strategic actions in the ongoing operations of the businesses, including those related to: (i) growth in targeted geographies, product lines, buying segments and distribution channels, (ii) offering products that meet emerging market needs, (iii) strengthening underwriting and pricing effectiveness, (iv) strengthening medical cost results and a growing medical customer base, (v) delivering quality service to members and health care professionals using effective technology solutions, and (vi) lowering administrative costs;

5.	the unique political, legal, operational, regulatory and other challenges associated with expanding our business globally;
6.	challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors;
7.
the ability of the Company to execute its growth plans by successfully leveraging capabilities and integrating acquired businesses, including the HealthSpring businesses by, among other things, operating Medicare Advantage plans and HealthSpring’s prescription drug plan, retaining and growing the customer base, realizing revenue, expense and other synergies, renewing contracts on competitive terms or maintaining performance under Medicare contracts, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel;

8.	risks associated with security or interruption of information systems, that could, among other things, cause operational disruption;
9.
risks associated with the Company’s information technology strategy, including that the failure to make effective investments or execute improvements may impede the Company’s ability to deliver services efficiently;

10.	the failure to maintain effective prevention, detection and control systems for regulatory compliance and detection of fraud and abuse;
11.
risks associated with the Company’s mail order pharmacy business that, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

12.	liability associated with the Company’s operations of onsite clinics and medical facilities, including the health care centers operated by the HealthSpring business;
13.	heightened competition, particularly price competition, that could reduce product margins and constrain growth in the Company’s businesses, primarily the Global Health Care business;
14.	significant stock market declines, that could, among other things, impact the Company’s pension plans in future periods as well as the recognition of additional pension obligations;
15.	significant changes in market interest rates or sustained deterioration in the commercial real estate markets that could reduce the value of the Company’s investment assets;
16.
downgrades in the financial strength ratings of the Company’s insurance subsidiaries, that could, among other things, adversely affect new sales and retention of current business or limit the subsidiaries’ ability to dividend capital to the parent company, resulting in changes in statutory reserve or capital requirements or other financial constraints;

17.	significant deterioration in global market economic conditions and market volatility, that could have an adverse effect on the Company’s investments, liquidity and access to capital markets;
18.
unfavorable developments in economic conditions, that could, among other things, have an adverse effect on the impact on the businesses of our customers (including the amount and type of health care services provided to their workforce, loss in workforce and ability to pay their obligations), the businesses of hospitals and other providers (including increased medical costs) or state and federal budgets for programs, such as Medicare or social security, resulting in a negative impact to the Company’s revenues or results of operations;

19.
risks associated with the Company’s reinsurance arrangements for the run-off retirement benefits, life insurance and annuity business, variable annuity death benefits and guaranteed minimum income benefits businesses, including but not limited to, failure by the reinsurer to meet its reinsurance obligations or that the reinsurance does not otherwise provide adequate protection; or

20.
potential public health epidemics, pandemics, natural disasters and bio-terrorist activity, that could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected.

This list of important factors is not intended to be exhaustive.  Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements.  The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)	Exhibit 1
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012

REVENUES

Premiums and fees	$7,314	$6,107
Net investment income	287	288
Mail order pharmacy revenues	425	386
Other revenues	57	55
Total operating revenues	8,083	6,836
Run-off Reinsurance hedge loss (1)	(39)	(95)
Net realized investment gains	139	13

Total	$8,183	$6,754

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)

Global Health Care	$427	$296
Global Supplemental Benefits	55	43
Group Disability and Life	49	68
Run-off Reinsurance	(1)	(11)
Other Operations	21	20
Corporate	(54)	(57)

Total	$497	$359

SHAREHOLDERS' NET INCOME

Segment Earnings (Loss)

Global Health Care (5)(6)	$427	$276
Global Supplemental Benefits	55	43
Group Disability and Life (4)	(2)	68
Run-off Reinsurance (3)	(483)	30
Other Operations	21	20
Corporate (6)	(54)	(78)

Total	(36)	359
Net realized investment gains, net of taxes	93	12

Shareholders' net income	$57	$371

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$1.72	$1.24
Results of guaranteed minimum income benefits business, after-tax	0.09	0.14
Net realized investment gains, net of taxes	0.32	0.04
Special item(s), after-tax (3)(4)(5)(6)	(1.93)	(0.14)
Shareholders' net income	$0.20	$1.28
Weighted average shares (in thousands)	289,258	288,999

SHAREHOLDERS' EQUITY at March 31,	$9,660	$8,561

SHAREHOLDERS' EQUITY PER SHARE at March 31,	$33.79	$29.69

Effective December 31, 2012, Cigna changed its external reporting segments. The primary change was that the two businesses that comprised the former International segment (international health care and supplemental health, life and accident) are now reported as follows: 1) substantially all of the international health care business (comprised primarily of the global health benefits business) is now combined with the former Health Care segment and renamed Global Health Care; and 2) the supplemental health, life and accident business is now a separate reporting segment named Global Supplemental Benefits. In addition, certain disability and life products previously reported in the former Health Care segment are now reported in the Group Disability and Life segment. Prior period segment information has been conformed to the current reporting segments. Please refer to Cigna's Form 8-K filed on January 24, 2013 for additional information.

(1) Includes pre-tax futures and swaps contracts entered into prior to February 4, 2013 as part of a dynamic hedge program to manage equity and growth interest rate risks in Cigna's Run-off Reinsurance operations. Cigna recorded related offsets in Benefits and Expenses to adjust liabilities for reinsured guaranteed minimum death benefit and guaranteed minimum income benefit contracts. These hedge programs were terminated after February 4, 2013 as a result of Cigna's agreement with Berkshire Hathaway in which Cigna effectively exited the Run-off Reinsurance business. For more information, please refer to Cigna's Form 10-Q for the period ended March 31, 2013, which is expected to be filed on May 2, 2013.

(2) Adjusted income (loss) from operations is segment earnings (loss) (shareholders' net income (loss) before net realized investment gains (losses)) and excludes results of Cigna's guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss) and shareholders' net income presented in accordance with generally accepted accounting principles.

(3) The three months ended March 31, 2013 includes a pre-tax charge of $781 million ($507 million after-tax) in Run-off Reinsurance related to the transaction with Berkshire Hathaway in which Cigna effectively exited the run-off reinsurance business.

(4) The three months ended March 31, 2013 includes a pre-tax charge of $77 million ($51 million after-tax) related to a disability claims regulatory matter in the Group Disability & Life segment.
(5) The three months ended March 31, 2012 includes pre-tax charges of $20 million ($13 million after-tax) resulting from a litigation matter in Global Health Care.
(6) The three months ended March 31, 2012 includes pre-tax charges of $41 million ($28 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $30 million pre-tax ($21 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Global Health Care.

CIGNA CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)	Exhibit 2
RECONCILIATION OF ADJUSTED INCOME (LOSS) FROM OPERATIONS TO SHAREHOLDERS' NET INCOME
(Dollars in millions, except per share amounts)

	Diluted Earnings Per Share		Consolidated		Global Health Care		Global Supplemental Benefits
Three Months Ended March 31,	2013	2012	2013	2012	2013	2012	2013	2012

Adjusted income (loss) from operations (1)	$1.72	$1.24	$497	$359	$427	$296	$55	$43

Results of guaranteed minimum income benefits business (2)	0.09	0.14	25	41	-	-	-	-

Special item(s), after-tax:
Charge related to reinsurance transaction (3)	(1.75)	-	(507)	-	-	-	-	-
Charge associated with disability claims regulatory matter (4)	(0.18)	-	(51)	-	-	-	-	-
Costs associated with acquisitions (5)	-	(0.10)	-	(28)	-	(7)	-	-
Litigation matters (6)	-	(0.04)	-	(13)	-	(13)	-	-

Segment earnings (loss)	(0.12)	1.24	(36)	359	$427	$276	$55	$43
Net realized investment gains, net of taxes	0.32	0.04	93	12

Shareholders' net income	$0.20	$1.28	$57	$371

	Group Disability and Life		Run-off Reinsurance		Other Operations		Corporate
Three Months Ended March 31,	2013	2012	2013	2012	2013	2012	2013	2012

Adjusted income (loss) from operations (1)	$49	$68	$(1)	$(11)	$21	$20	$(54)	$(57)

Results of guaranteed minimum income benefits business (2)	-	-	25	41	-	-	-	-

Special item(s), after-tax:
Charge related to reinsurance transaction (3)	-	-	(507)	-	-	-	-	-
Charge associated with disability claims regulatory matter (4)	(51)	-	-	-	-	-	-	-
Costs associated with acquisitions (5)	-	-	-	-	-	-	-	(21)
Litigation matters (6)	-	-	-	-	-	-	-	-

Segment earnings (loss)	$(2)	$68	$(483)	$30	$21	$20	$(54)	$(78)

	Diluted
	Earnings			Global Supplemental
	Per Share	Consolidated	Global Health Care	Benefits
Three Months Ended December 31, 2012

Adjusted income (loss) from operations (1)	$1.57	$452	$397	$38

Results of guaranteed minimum income benefits business (2)	0.02	7	-	-

Special item(s), after-tax:
Costs associated with litigation matters (7)	(0.24)	(68)	-	-

Segment earnings (loss)	1.35	391	$397	$38
Net realized investment gains, net of taxes	0.06	15

Shareholders' net income	$1.41	$406

	Group Disability	Run-off	Other
	and Life	Reinsurance	Operations	Corporate
Three Months Ended December 31, 2012

Adjusted income (loss) from operations (1)	$56	$-	$19	$(58)

Results of guaranteed minimum income benefits business (2)	-	7	-	-

Special item(s), after-tax:
Costs associated with litigation matters (7)	-	-	-	(68)

Segment earnings (loss)	$56	$7	$19	$(126)

(1) Cigna measures the financial results of its segments using "segment earnings (loss)", which is defined as shareholders' net income (loss) before net realized investment gains (losses).  Adjusted income (loss) from operations is defined as segment earnings excluding special items and results of Cigna's guaranteed minimum income benefits business.

(2) Results of guaranteed minimum income benefits business on a pre-tax basis for:
       - three months ended March 31, 2013  and 2012 were gains of $39 million and $63 million, respectively;
       - three months ended December 31, 2012 were gains of $10 million.

(3)  The three months ended March 31, 2013 includes a pre-tax charge of $781 million ($507 million after-tax) in Run-Off Reinsurance related to the transaction with Berkshire Hathaway in which Cigna effectively exited the run-off reinsurance business.

(4) The three months ended March 31, 2013 includes a pre-tax charge of $77 million ($51 million after-tax) related to a disability claims regulatory matter in the Group Disability & Life segment.
(5) The three months ended March 31, 2012 includes pre-tax charges of $41 million ($28 million after-tax) for costs associated with the 2012 acquisition of HealthSpring: $30 million pre-tax ($21 million after-tax) in Corporate and $11 million pre-tax ($7 million after-tax) in Global Health Care.

(6) The three months ended March 31, 2012 includes pre-tax charges of $20 million ($13 million after-tax) resulting from a litigation matter in Global Health Care.
(7) The three months ended December 31, 2012 includes pre-tax charges of $104 million ($68 million after-tax) resulting from litigation matters in Corporate.